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                                                                     Exhibit 1.1


                [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]
 (A joint stock limited company incorporated in the People's Republic of China (the "PRC") with limited liability)

                                (Stock code: 670)


                      NOTICE OF 2003 ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 2003 Annual General Meeting of China Eastern Airlines Corporation Limited (the "Company") will be held at Function Room 2, Grand Ballroom, Shanghai Marriott Hotel Hongqiao, 2270 Hongqiao Road, Shanghai, The People's Republic of China, at 9:00 a.m. on Friday, 18th June, 2004.

The Annual General Meeting will deal with the following matters:

1. to consider and approve the working report of the Board of Directors for the year 2003;

2. to consider and approve the working report of the Supervisory Committee for the year 2003;

3. to consider and approve the audited financial statements and the auditors' reports for the year 2003;

4. to consider and approve the Company's profit distribution proposal for the year 2003 (see Note 1);

5. to consider and approve the re-appointments of Shanghai Zhonghua Certified Public Accountants as the Company's domestic auditors for the financial year ending 31st December, 2004 and PricewaterhouseCoopers, Certified Public Accountants, Hong Kong as the Company's international auditors for the financial year ending 31st December, 2004, and to authorise the Board of Directors to determine their remuneration;

6. to consider and approve, severally, the re-appointments of Mr. Ye Yigan, Mr. Li Fenghua, Mr. Wan Mingwu, Mr. Cao Jianxiong and Mr. Zhong Xiong as directors of the Company (see Note 2);

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7.   to consider and approve the appointment of Mr. Luo Zhuping as director of the Company (see Note 2);

8. to consider and approve, severally, the re-appointments of Mr. Zhou Ruijin, Mr. Xie Rong, Mr. Hu Honggao and Mr. Peter Lok as independent non-executive directors of the Company (see Note 2);

9. to consider and approve the appointment of Mr. Wu Baiwang as independent non-executive director of the Company (see Note 2);

10. to consider and approve, severally, the re-appointments of Mr. Li Wenxin, Mr. Ba Shengji, Ms. Yang Jie and Mr. Liu Jiashun as supervisors of the Company (see Note 3);

11. to consider and approve the appointment of Mr. Yang Xingen as supervisor of the Company (see Note 3); and


                               SPECIAL RESOLUTION

12. as a special resolution, to consider and approve the passing of the following resolution:

     "That the Articles of Association of the Company (the "Articles") be amended as follows:

     (a) Paragraph 2 of Article 65 of the Articles be amended to read as follows:

          "Where shareholder is a recognized clearing house within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any amendment thereto or re-enactment thereof from time to time, it may authorise such person or persons as it thinks fit to act as its representative (or representatives) at any shareholders' general meeting or any meeting of any class of shareholders provided that, if more than one person is so authorised, the authorisation must specify the number and class of shares in respect of which each such person is so authorised. The person so authorised will be entitled to exercise the same power on behalf of the recognized clearing house as that clearing house (or its nominees) could exercise if it were an individual shareholder of the Company."

     (b) By adding the following paragraph as a new paragraph 5 of Article 71 of the Articles and as a new paragraph 2 of Article 90 of the
          Articles:

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          "If any shareholder (including his or her proxy) who is required under relevant rules governing the listing of securities to abstain from voting on any particular resolution or is restricted to vote only for or against any particular resolution fails to comply with any such requirement or restriction, his or her vote shall not be counted towards the voting results."

     (c) Paragraph 2 of Article 95 of the Articles be amended to read as follows:

          "The director candidates shall be nominated by the board of directors or shareholders. The notice of nomination of directors and the notice by a director candidate of his or her willingness to be elected shall be given to and lodged with the Company on, at the earliest, the day after the despatch of the relevant notice of shareholders' general meeting appointed for the election and seven days before the date of the shareholders' general meeting."

     (d) Paragraph 4 of Article 104 of the Articles be amended to read as follows:

          "Where a director or his or her associate(s) (as defined in the relevant rules governing the listing of securities) will benefit from, or has a material interest in, any resolution proposed at a board meeting, such director shall abstain from voting on such resolution at that board meeting. Such director shall not be counted in the quorum for the relevant meeting."

     (e) By adding the following new paragraph as paragraph 2 of Article 132 of the Articles:

          "A director shall abstain from voting at a board meeting the purpose of which is to approve any contracts, transactions or arrangements that such director or any of his or her associates (as defined in the relevant rules governing the listing of securities) has a material interest. Such director shall not be counted in the quorum for the relevant board meeting.", and the Board of Directors be authorised to report the amendments relating to the Articles to relevant authorities for records and to do such other things and acts as are necessary to effect, for the purpose of or otherwise in connection with, such amendments.".


                                             By order of the Board of Directors
                                                         LUO ZHUPING
                                             Secretary of the Board of Directors

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The Board of Directors as at the date of this notice comprises of:

Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (President, Executive Director)
Wan Mingwu (Vice President, Executive Director)
Cao Jianxiong (Non-executive Director)
Zhong Xiong (Non-executive Director)
Chen Quanxin (Non-executive Director)
Wu Baiwang (Non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)

28th April, 2004, Shanghai, PRC

Notes:

1.   2003 PROFIT DISTRIBUTION PROPOSAL

     On 5th April, 2004, the Board of Directors of the Company decided that no dividend is proposed to be declared for the financial year ended 31st December, 2003.

2. CANDIDATES FOR APPOINTMENT OR RE-APPOINTMENT AS DIRECTORS OF THE COMPANY AND THEIR PERSONAL PARTICULARS

     MR. YE YIGAN ([CHINESE CHARACTER]) is the incumbent chairman of the Board of Directors. Mr. Ye joined the civil aviation industry in 1965. From 1983, he served as deputy chief engineer of the aircraft repair factory of the CAAC Shanghai Bureau. From 1985, he served as head of the aircraft repair factory of the CAAC Shanghai Bureau. In December 1987 he became deputy head of the CAAC East China Bureau. From 1992, he served as president and deputy party secretary of China Aviation Supplies Corp. From June 1996, he served as head and party secretary of the CAAC East China Bureau. From April 2001 to September 2002, he served as president and party secretary of EA Group. From June 2001 he became chairman of the Board of Directors. In October 2002, he became president and deputy party secretary of CEA Holding. Mr. Ye graduated from the China Civil Aviation Institute in Tianjin, with a major in aircraft instrument maintenance. He holds the title of Senior Engineer.

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     MR. LI FENGHUA ([CHINESE CHARACTER]) is currently the director and
     President of the Company. Mr. Li joined the civil aviation industry in 1968 and was deputy head, and subsequently became head, of the 26th Fleet of the Civil Aviation Administration of China from 1987 to 1992. From 1992 to 1996, Mr. Li served as vice-president, and then became president, of the Hubei branch of China Southern Airlines (Group). Since 1996, he became vice-president of China Southern Airlines Company Limited and vice-president of China Southern Airlines (Group). In 2000, Mr. Li became party secretary and vice-president of China Southern Airlines Company Limited. Since October, 2002, he has been serving as the President of the China Eastern Airlines Corporation Limited and vice-president of China Eastern Air Holding Company. Mr. Li graduated from the China Civil Aviation Senior Aviation School and holds the title of First Class Pilot.

     MR. WAN MINGWU ([CHINESE CHARACTER)] is currently a Director as well as the Company's party secretary and vice president. Mr. Wan joined the civil aviation industry in 1968. From 1983 to 1990 he was deputy section chief and section chief of the cadre section of the political department of the CAAC Shenyang Bureau. From 1990 to 1992 he was section chief of the personnel section of China Northern Airlines. From 1992 to 1995 he was deputy party secretary of China Northern Airlines and from 1995 to 2000 he was party secretary of China Northern Airlines. Since December 2000 he has been party secretary and vice president of the Company. Mr. Wan graduated from Civil Aviation Mechanics Vocational School. Mr. Wan is a college graduate and holds the title of Senior Political Work Instructor.

     MR. CAO JIANXIONG ([CHINESE CHARACTER]) is currently a Director. Mr. Cao joined the civil aviation industry in 1982. From 1992, he served as president of Shanghai Eastern Airlines Development Company and in 1994 he became president of Eastern Airlines Futures Brokerage Company. In early 1996 he served as assistant president of the Company. From 1997, he served as vice president and chief financial officer of the Company. Since December 1999, he has served as vice president of EA Group. Since October 2002, he served as vice president of CEA Holding, and he also became the party secretary of China Eastern Air Northwest Company since December 2002. Mr. Cao graduated from the Civil Aviation Management Institute with a major in labour economics. Mr. Cao also received a Master's degree in global economics from Eastern China Normal University's Department of International Finance. Mr. Cao holds the title of Economist.

     MR. ZHONG XIONG ([CHINESE CHARACTER]) is currently a Director of the Company. Mr. Zhong joined the civil aviation industry in 1970. From 1986 to 1988, he was vice president of Transportation Services Company of the CAAC Shanghai Bureau and was president of the sales and transportation department of China Eastern Airlines from 1988 to 1992. From 1992 to April

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     1995, he was vice president of China Eastern Airlines. From May 1995 to
     April 2002, Mr. Zhong has been vice president of the Company, and has become the Chairman of the workers' union of CEA Holding since April 2002. He graduated in 1970 from the English Department of Liaoning Teacher's College and holds the title of Economist.

     MR. LUO ZHUPING ([CHINESE CHARACTER]) is the secretary of the Board of Directors and the head of the secretariat of the Board of Directors. Mr. Luo joined CEA in 1988. He was deputy chief and then chief of the enterprise management department of China Eastern Airlines from 1992 to 1997. He was deputy head of the share system office from 1993 to 1996. In 1997, he became the secretary of the Board of Directors and the head of the secretariat of the Board of Directors. Mr. Luo has been taking part in the converting of operations into private operations since 1993. Mr. Luo graduated from the Faculty of Philosophy and the Faculty of Law of Anhui University in 1979 and 1985, respectively. In 1994, Mr. Luo received a Master's degree from the Economics Department of Eastern China Normal University, majoring in global economics. In 1998, he participated in the training programme for senior managers of large state-owned enterprises organised in the U.S.A. by the State Economic and Trade Commission and Morgan Stanley.

     MR. ZHOU RUIJIN ([CHINESE CHARACTER]) is currently an independent non-executive director of the Company. Mr. Zhou was deputy editor-in-chief and the East China regional director of the People's Daily. From 1988 to 1993 Mr. Zhou was party secretary and deputy editor-in-chief of the Liberation Daily. From April 1993 to 1996 he was deputy editor-in-chief of the People's Daily and from 1996 to 2000 he was deputy editor-in-chief and the East China regional director of the People's Daily. After retired, he became Vice-chairman of the China Productivity Council and Chairman of the Shanghai Productivity Council. Mr. Zhou graduated from the journalism department of Fudan University in 1962.

     MR. XIE RONG ([CHINESE CHARACTER]) is currently an independent director of the Company and a certified accountant in the People's Republic of China. Mr. Xie is the deputy head of Shanghai National Accounting Institute. He taught at the faculty of accounting of Shanghai University of Finance and Economics from December, 1985 to March, 1997, and had been an assistant professor, a professor, a doctorate-tutor and the deputy dean of the faculty. Mr. Xie was a partner of KPMG Huazhen from December, 1997 to October, 2002, and has, since October, 2002, been the deputy head of Shanghai National Accounting Institute. Mr. Xie graduated from Shanghai University of Finance and Economics and has a doctorate degree in Economics.

     MR. HU HONGGAO ([CHINESE CHARACTER]) is currently an independent non-executive Director of the Company. He is the vice-dean and professor of law at Fu Dan University School of Law as

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     well as the head of the Civil and Commercial Law Research Centre of Fu Dan
     University, supervising doctoral students majoring in civil and commercial law at Fu Dan University. He is also a senior lawyer at the Shanghai Shen Yang Law Office. Mr. Hu is a managing director of China Commercial Law Research Society, a managing director of China Economic Law Research ([CHINESE CHARACTER]), a member of the Legislative Consultation Committee of the Shanghai Municipal Government, a member of the Legislative Profession Consultation Committee of the Shanghai Standing Committee of the People's Congress ([CHINESE CHARACTER]), vice-chairman of the Shanghai Economic Law Research Society and an arbitrator of the Shanghai Arbitration Committee.

     MR. PETER LOK ([CHINESE CHARACTER]) is currently an independent non-executive Director of the Company. Mr. Lok went to the College of Air Traffic Control in England for further studies after joining the Hong Kong Civil Aviation Department in December 1956. He studied air transport, air accident investigation and administration and management of civil aviation in England from 1968 to 1973. In 1982, he became assistant director of the Hong Kong Civil Aviation Department. From 1985, during his time in office at the air services division of the Hong Kong Civil Aviation Department, he participated in negotiations with various countries regarding air traffic rights. He became deputy director in 1988, and subsequently became director in 1990 of the Hong Kong Civil Aviation Department. Mr. Lok retired in 1996 and has served as a consultant at the Flights Standards Department of the CAAC. Mr. Lok is the first Chinese director of the Hong Kong Civil Aviation Department and was at one time an instructor of the College of Air Traffic Control of Hong Kong.

     MR. WU BAIWANG ([CHINESE CHARACTER]) is currently a Director of the Company. Mr. Wu joined the civil aviation industry in 1959 and was deputy fleet leader and subsequently became fleet leader of the 12th Fleet of the CAAC from 1976 to 1984. From 1984 to 1992, Mr. Wu was deputy head and subsequently became head of the CAAC Jilin Bureau. From 1992 to 1995, Mr. Wu was head and party secretary of the CAAC Northeastern Bureau. From September 1995 to 1998, he became president of China General Aviation Corporation. He was the party secretary and vice-president of Guangzhou Baiyun International Airport Group Company and the Chairman of the Board of Directors of Guangzhou Baiyun International Airport Company Limited from 1998 to September 2003. Mr. Wu graduated from Chinese Civil Aviation School in 1965 and holds the title of First Class Pilot.

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3.   CANDIDATES FOR APPOINTMENT OR RE-APPOINTMENT AS SUPERVISORS OF THE COMPANY
     AND THEIR PERSONAL PARTICULARS

     MR. LI WENXIN ([CHINESE CHARACTER]) is currently chairman of the Company's supervisory committee. Mr. Li joined the civil aviation industry in 1970. From 1992 to 1995 he was secretary of the disciplinary committee of China General Aviation Company. From 1995 to 1996 he was deputy party secretary of China General Aviation Corporation. From 1996 to 1998 he was deputy president of China General Aviation Corporation and from February 1998 to June 2002, he assumed the post of party secretary and executive deputy president of the Shanxi branch of the Company. From June 2000 to September 2002, he served as deputy party secretary and secretary of the disciplinary committee of EA Group. Since October 2002, he served as party secretary and vice president of CEA Holding. He has been the Chairman of the Supervisory Committee of China Eastern Airlines Corporation Limited since June 2000. Mr. Li received university education and is a qualified Senior Political Work Instructor.

     MR. BA SHENGJI ([CHINESE CHARACTER]) is currently a Supervisor. Mr. Ba joined the civil aviation industry in 1978. From 1980, Mr. Ba was an accountant at the Department of Finance of the CAAC Shanghai Bureau. From 1988, he served as the section head of the Department of Finance of China Eastern Airlines. In 1993, Mr. Ba became the deputy head of the Department of Finance of China Eastern Airlines. In March 1997, Mr. Ba became the chief officer of the auditing office of the Company. From December 1997 to September 2002, he served as the head of EA Group's auditing department. Since October 2002, he became the head of CEA Holding's auditing department. Since January 2003, he concurrently served as chief of CEA Holding's disciplinary committee's administrative office. Mr. Ba received university education and is a qualified auditor.

     MS. YANG JIE ([CHINESE CHARACTER]) is currently a Supervisor. Ms. Yang joined the civil aviation industry in 1992. From 1996 to 1998 she was electronic technology supervisor of the technology office and Communist Youth League secretary of the overhaul department at the aircraft maintenance base of the Company. From 1998 to September 2000 she was Communist Youth League deputy secretary of the aircraft maintenance base of the Company. She was the deputy secretary of the Company's Communist Youth League from September 2000 to July 2002, and the secretary of the Company's Communist Youth League from August 2002 to January 2003. Since January 2003, she has been the secretary of the Communist Youth League of China Eastern Air Holding Company, as well as the secretary of the Communist Youth League of China Eastern Airlines Corporation Limited. Ms. Yang graduated with a major in aviation electronics from the China Civil Aviation Academy and a major in Business Administration

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     from Sunny Management Academy ([CHINESE CHARACTER]) at Donghua University
     and she received a master degree in Business Administration. She is also a qualified engineer.

     MR. LIU JIASHUN ([CHINESE CHARACTER]) is currently a Supervisor. From 1993 to 1999 Mr. Liu was party secretary, deputy president and secretary of the disciplinary committee secretary of China Aviation Fuel Hainan Company, as well as chairman of the board and president of Hainan Nanyang Air Transport Co., Ltd. From 1997 to 1999 he was also in charge of fuel supply engineering at Haikou's Meilan Airport and served as director of Meilan Airport Co., Ltd. and vice chairman of the board and president of Meilan Industrial Co., Ltd. From 1999 to 2000 he was deputy party secretary of China Aviation Fuel East China Company and he is currently deputy party secretary and secretary of the disciplinary committee of the East China branch of China Aviation Fuel Company. Mr. Liu is a former graduate student and has qualifications as a political work instructor.

     MR. YANG XINGEN ([CHINESE CHARACTER]) born in October 1953. He is the deputy secretary for disciplinary committee of China Eastern Airlines. Mr. Yang was the deputy political committee member of the 1st flying battalion and political member of the 2nd battalion of 105th Regiment, 35th Division from July 1980 to July 1986. From July 1986 to October 1997, he was the party branch secretary and manager of China Eastern Airlines Advertisement Service Company respectively. From October 1997 to April 2000, he was the party deputy secretary, secretary for the disciplinary committee and political director of the Shanghai flying squadron of China Eastern Airlines. From April 2000 to August 2002, he was the deputy secretary for the disciplinary committee cum director of the office for discipline committee and director of the supervision office. From April 2002 to now, he has been the deputy secretary for the disciplinary committee of China Eastern Airlines. Mr. Yang has been educated to the tertiary level. He was graduated from the faculty of mechanics of the Second Aviation Mechanics School of the air force.

4.   PERSONS ENTITLED TO ATTEND THE MEETING

     Persons who hold A and H Shares and are registered as holders of A and H Shares on the register of members maintained by China Securities Depository and Clearing Corporation Limited, Shanghai Branch and Hong Kong Registrars Limited ("Hong Kong Registrars") at the close of business on 18th May, 2004 shall have the right to attend the Annual General Meeting after completing the registration procedures for attending the Annual General Meeting.

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5.   REGISTRATION PROCEDURES FOR ATTENDING THE ANNUAL GENERAL MEETING

     (1) Holders of Domestic A Shares shall deposit their documents of certification of their shares and their authorised representatives' documents of identity with the Company at its place of business located at 2550 Hongqiao Road, Shanghai (for the attention of the Secretary Office of the Board of Directors) on or before 27th May, 2004. In case such holders are represented by authorised representatives, they shall also deliver their powers of attorney and copies of the attorney's documents of identity to the above place of business of the Company.

     (2) Holders of H Shares shall deliver their written replies for attending the Annual General Meeting, copies of transfers or copies of their share certificates or copies of receipts of share transfers, together with copies of their identity cards or other documents of identity, to the Company at its place of business stated above on or before 27th May, 2004. If proxies are appointed by shareholders to attend the Annual General Meeting, they shall, in addition to the aforementioned documents, deliver the proxy forms and copies of their identity cards or other documents of identity to the above place of business of the Company.

     (3) Shareholders can deliver the necessary documents for registration to the Company in the following ways: in person, by post or by facsimile. Upon receipt of such documents, the Company will complete the registration procedures for attending the Annual General Meeting and will despatch to shareholders voting forms by post or by facsimile. Shareholders may present the voting forms when attending the Annual General Meeting as evidence of eligibility to attend the meeting.

6.   APPOINTING PROXIES

     (1) Shareholders who have the right to attend and vote at the Annual General Meeting are entitled to appoint in writing one or more proxies (whether a member of the Company or not) to attend and vote at the meeting on their behalf.

     (2) The instrument appointing a proxy must be duly authorised in writing by the appointor or his attorney. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign (or other documents of authorisation) must be notarially certified. For Domestic A Share holders, the notarially certified power of attorney or other documents of authorisation and proxy forms must be delivered to the registrar of the Company not less than 24 hours before the time scheduled for the

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          convention of the Annual General Meeting before such documents would be considered valid. For H Share holders, the aforementioned documents must also be delivered to Hong Kong Registrars, the Registrar of H Shares of the Company, within the same time limit in order for such documents to be valid.

     (3) If more than one proxy has been appointed by any shareholder of the Company, such proxies shall not vote at the same time.

7.   DURATION OF THE ANNUAL GENERAL MEETING

     The Annual General Meeting is expected to last for half a day. Shareholders or their proxies attending the Annual General Meeting shall be responsible for their own accommodation and travel expenses.

8.   CLOSURE OF REGISTER

     The Company's register of members for H Shares will be closed from 19th May, 2004 to 17th June, 2004 (both days inclusive), during which period no transfers of H Shares will be registered. Holders of H Shares who wish to attend the Annual General Meeting must deliver their instruments of transfer and the relevant share certificates to Hong Kong Registrars, the Registrar of H Shares of the Company, no later than 4:00 p.m. on 18th May, 2004.

     The address and contact details of Hong Kong Registrars are as follows:

     Hong Kong Registrars Limited
     Rooms 1712-1716, 17th Floor, Hopewell Centre,
     183 Queen's Road East, Wanchai,
     Hong Kong

     Tel: (852) 2862 8628
     Fax: (852) 2865 0990

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